Exhibit 99.4

Unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations based upon the combined audited and unaudited historical financial statements of Eldorado Resorts, Inc. (“ERI” or the “Company”) and Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”), after giving effect to the Isle Merger and the Isle Property Dispositions (each as defined below, and together, the “Combined Transactions”), and the adjustments described in the accompanying notes.

The ERI-Isle Merger

On May 1, 2017, ERI completed its acquisition of Isle pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2016, among, Eagle I Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of ERI, and Eagle II Acquisition Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of ERI (the “Isle Acquisition” or the “Isle Merger”). As a result of the Isle Merger, Isle became a wholly-owned subsidiary of ERI and, at the effective time of the Isle Merger (the “Effective Time”), each outstanding share of Isle common stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI common stock, at the election of the applicable Isle shareholder and subject to the proration and allocation procedures described in the Merger Agreement, such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.0 million, and 42% ERI common stock, or 28.5 million newly issued shares of ERI common stock. The transaction carried a purchase price of $1.98 billion. See Note 2 to the unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Financial Statements”) for additional information on the purchase consideration.

In connection with the Isle Acquisition, ERI completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300 million and (b) $375 million of senior unsecured notes. The proceeds of such borrowings were used (w) to pay the cash consideration in the Isle Merger, (x) refinance all of Isle’s then-outstanding credit facilities and senior and senior subordinated notes, (y) refinance ERI’s then-existing credit facility and (z) pay transaction fees and expenses related to the foregoing.

ERI and Isle have different fiscal year-ends, and Isle’s fiscal year end does not coincide with calendar quarters. ERI’s most recent fiscal year end is December 31, 2016, and its most recent fiscal period end is March 31, 2017. Isle’s most recent audited fiscal year end was April 24, 2016, and its most recent fiscal period end was January 22, 2017. As a result, pro forma financial information as of and for the year ended December 31, 2016 reflects results of operations of ERI as of and for the year ended December 31, 2016 and results of operations of Isle as of and for the twelve months ended January 22, 2017. The historical financial and operating data for Isle for the twelve months ended January 22, 2017 is derived by adding the financial data from Isle’s unaudited condensed consolidated statements of operations for the nine months ended January 22, 2017 and Isle’s audited consolidated statement of operations for the year ended April 24, 2016, and subtracting Isle’s unaudited condensed consolidated statement of operations for the nine-month period ended January 24, 2016. Additionally, pro forma financial information as of and for the three months ended March 31, 2017 reflects results of operations of ERI as of and for the three months ended March 31, 2017 and results of operations of Isle as of and for the three months ended January 22, 2017.

The Isle property dispositions

On August 22, 2016, Isle entered into a definitive agreement to sell Isle of Capri Casino Hotel Lake Charles for approximately $134.5 million subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation, a Pueblo of Laguna-owned business based in Albuquerque, New Mexico. The transaction is expected to be completed in 2017, subject to Louisiana Gaming Board approval and other customary closing conditions.

On March 13, 2017, Isle completed the sale of Lady Luck Casino Marquette to CQ Holdings, Inc. (“CQ”), based in Swansea, Illinois. Under the terms of the definitive agreement, which was entered into on October 13, 2016, CQ purchased Lady Luck Casino Marquette for cash consideration of $40.0 million, including a customary working capital adjustment of $0.5 million.

The sale of Isle of Capri Hotel Lake Charles and Lady Luck Casino Marquette (together, the “Isle Property Dispositions”) both qualify for discontinued operations treatment under generally accepted accounting principles. Accordingly, the results of Isle of Capri Casino Hotel Lake Charles and Lady Luck Casino Marquette have been excluded from income from continuing operations in the unaudited pro forma condensed combined financial information presented herein.

Basis for historical information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Income Statements, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Income Statements for the three months ended March 31, 2017 and for the year ended December 31, 2016, do not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Income Statement also does not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions nor does it include any costs associated with severance, exit or disposal of businesses or assets, restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017

(Dollars in thousands)

	Historical

	As of March 31, 2017	As of January 22, 2017				As of March 31, 2017
	Eldorado Resorts Inc.	Isle of Capri Casinos Inc.	Reclassification Adjustments (Note 4)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,574	$54,040	$6,192	$(3,582)	(1)	$272,324
				171,100	(13)
Restricted cash	2,062	22,650	—	(22,000)	(13)	2,712
Marketable securities	—	17,479	—	—		17,479
Accounts receivable, net	8,829	9,937	(6,192)	—		12,574
Inventories	11,306	5,641	—	—		16,947
Prepaid income taxes	—	—	—	—		—
Prepaid expenses and other	13,915	14,471	—	—		28,386
Assets held for sale	—	139,335	—	(139,335)	(13)	—

Total current assets	80,686	263,553	—	6,183		350,422
Escrow cash	376,750	—	—	(376,750)	(7)	—
Investment in and advances to unconsolidated affiliates	1,064	—	—	—		1,064
Property and equipment, net	605,734	810,083	—	49,416	(3)	1,465,233
Gaming licenses and other intangibles, net	487,020	31,609	—	421,721	(4)	940,350
Goodwill	66,826	79,776	—	665,278	(4)	811,880
Non-operating real property	14,219	—	—	—		14,219
Defererd financing costs, net	—	2,374	(2,374)	—		—
Restricted cash and investments	—	9,827	—	—		9,827
Deferred income taxes	—	536	(536)	—		—
Prepaid deposits and other	—	4,672	(4,672)	—		—
Other assets, net	13,504	—	7,046	(2,374)	(2)	18,176

Total assets	$1,645,803	$1,202,430	$(536)	$763,474		$3,611,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4,552	$85	$—	$10,165	(7)	$14,802
Accounts payable	16,369	21,748	267	—		38,384
Due to affiliates	235	—	—	—		235
Accrued property, gaming and other taxes	12,151	18,501	—	—		30,652
Accrued payroll and related	12,179	29,698	(3,481)	—		38,396
Income tax payable	67	71	—	—		138
Accrued interest	4,628	13,976	—	—		18,604
Progressive jackpots and slot club awards	—	14,306	(14,306)	—		—
Deferred proceeds for assets held for sale	—	22,000	—	(22,000)	(13)	—
Accrued other liabilities	35,514	20,472	17,520	(550)	(5)	72,956
Liabilities related to assets held for sale	—	6,716	—	(6,716)	(13)	—

Total current liabilities	85,695	147,573	—	(19,101)		214,167
Long-term debt, less current portion	1,160,814	881,161	—	197,156	(7)	2,239,131
Deferred income taxes	90,730	24,301	(536)	188,527	(8)	303,022
Other accrued liabilities	—	17,432	(17,432)	—		—
Other long-term liabilities	7,104	13,912	17,432	(3,469)	(5)	38,817
				3,838	(3)

Total liabilities	1,344,343	1,084,379	(536)	366,951		2,795,137

COMMITMENTS AND CONTINGENCIES	—	—	—	—		—

STOCKHOLDERS’ EQUITY:
Common stock	—	421	—	(421)	(10)	—
Paid-in capital	175,867	240,815	—	557,063	(11)	732,930
				(240,815)	(10)
Retained earnings	125,581	(113,509)	—	(42,489)	(9)	83,092
				75,028	(9)
				38,481	(13)
Treasury stock	—	(9,676)	—	9,676	(10)	—
Accumulated other comprehensive income	12	—	—	—		12

Total stockholders’ equity	301,460	118,051	—	396,523		816,034

Total liabilities and stockholders’ equity	$1,645,803	$1,202,430	$(536)	$763,474		$3,611,171

Unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2016

(Dollars in thousands, except share and per share data)

	Historical
	Fiscal Year Ended	Twelve Months Ended				Fiscal Year Ended
	December 31, 2016	January 22, 2017				December 31, 2016
	Eldorado Resorts Inc.	Isle of Capri Casinos Inc.	Reclassification Adjustments (Note 4)	Pro Forma Adjustments		Pro Forma Combined
REVENUES:
Casino	$693,013	$865,604	$(69,846)	$—		$1,488,771
Pari-mutuel commissions	8,600	—	11,044	—		19,644
Food and beverage	142,032	—	86,520	—		228,552
Hotel	94,312	21,279	—	—		115,591
Other	45,239	—	11,948	—		57,187
Food, beverage, pari-mutuel and other	—	109,512	(109,512)			—

	983,196	996,395	(69,846)	—		1,909,745
Less-promotional allowances	(90,300)	(171,839)	69,846	—		(192,293)

Net operating revenues	892,896	824,556	—	—		1,717,452
EXPENSES:
Casino	390,325	121,429	239,767	—		751,521
Pari-mutuel commissions	9,787	—	8,913	—		18,700
Food and beverage	81,878	—	27,634	—		109,512
Hotel	30,746	5,336	—	—		36,082
Other	26,921	—	44,335	—		71,256
Food, beverage, pari-mutuel and other	—	40,524	(40,524)	—		—
Marketing and promotions	40,600	180,579	(125,689)	—		95,490
General and administrative	130,172	—	107,076	(275)	(6)	236,973
Corporate	19,880	29,634	—	(3,497)	(6)	46,017
Gaming taxes	—	219,946	(219,946)	—		—
Marine and facilities	—	41,566	(41,566)	—		—
Preopening expense	—	750	—	—		750
Transaction expense	—	4,146	(4,146)	—		—
Depreciation and amortization	63,449	69,250	—	(19,724)	(3)	116,364
				3,389	(4)

Total operating expenses	793,758	713,160	(4,146)	(20,107)		1,482,665
LOSS ON SALE OR DISPOSAL OF PROPERTY	(836)	—	—	—		(836)
ACQUISITION CHARGES	(9,184)	—	(4,146)	13,330	(12)	—

OPERATING INCOME	89,118	111,396	—	33,437		233,951
OTHER INCOME (EXPENSE):
Interest expense, net	(50,917)	—	(66,479)	8,438	(7)	(108,958)
Interest expense	—	(66,784)	66,784	—		—
Interest income	—	305	(305)	—		—
Gain on valuation of unconsolidated affiliate	—	—	—	—		—
Loss on early retirement of debt, net	(155)	—	—	—		(155)

Total other expense	(51,072)	(66,479)	—	8,438		(109,113)

NET INCOME BEFORE INCOME TAXES	38,046	44,917	—	41,875		124,838
(PROVISION) BENEFIT FOR INCOME TAXES	(13,244)	13,609	—	(16,750)	(8)	(16,385)

Income from continuing operations	$24,802	$58,526	$—	$25,125		$108,453

Net Income per share of Common Stock:
Basic	$0.53					$1.44	(14)
Diluted	$0.52					$1.41	(14)

Weighted Average Basic Shares Outstanding	47,033,311					75,501,493	(14)
Weighted Average Diluted Shares Outstanding	47,701,562					76,913,069	(14)

Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2017

(Dollars in thousands, except share and per share data)

	Historical
	Three Months Ended	Three Months Ended				Three Months Ended
	March 31, 2017	January 22, 2017				March 31, 2017
	Eldorado Resorts Inc.	Isle of Capri Casinos Inc.	Reclassification Adjustments (Note 4)	Pro Forma Adjustments		Pro Forma Combined
REVENUES:
Casino	$162,784	$202,203	$(17,970)	$—		$347,017
Pari-mutuel commissions	641	—	2,932	—		3,573
Food and beverage	29,513	—	20,450	—		49,963
Hotel	18,013	4,495	—	—		22,508
Other	8,595	—	2,915	—		11,510
Food, beverage, pari-mutuel and other	—	26,297	(26,297)	—		—

	219,546	232,995	(17,970)	—		434,571
Less-promotional allowances	(18,621)	(39,178)	17,970	—		(39,829)

Net operating revenues	200,925	193,817	—	—		394,742
EXPENSES:
Casino	90,453	29,258	56,446	—		176,157
Pari-mutuel commissions	1,207	—	2,353	—		3,560
Food and beverage	17,421	—	6,574	—		23,995
Hotel	6,603	1,200	—	—		7,803
Other	5,279	—	10,636	—		15,915
Food, beverage, pari-mutuel and other	—	9,936	(9,936)	—		—
Marketing and promotions	10,056	43,741	(30,799)	—		22,998
General and administrative	31,775	—	26,313	(63)	(6)	58,025
Corporate	6,574	5,859	—	(143)	(6)	12,290
Gaming taxes	—	51,610	(51,610)	—		—
Marine and facilities	—	9,977	(9,977)	—		—
Preopening expense	—	—	—	—		—
Transaction expense	—	733	(733)	—		—
Depreciation and amortization	15,604	17,281	—	(4,899)	(3)	28,834
				848	(4)

Total operating expenses	184,972	169,595	(733)	(4,257)		349,577
GAIN ON SALE OR DISPOSAL OF PROPERTY	32	—	—	—		32
ACQUISITION CHARGES	(1,614)	—	(733)	2,347	(12)	—
EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES	(222)	—	—	—		(222)

OPERATING INCOME	14,149	24,222	—	6,604		44,975
OTHER INCOME (EXPENSE):
Interest expense, net	(12,670)	—	(16,575)	1,861	(7)	(27,384)
Interest expense	—	(16,650)	16,650	—		—
Interest income	—	75	(75)	—		—
Loss on early retirement of debt, net	—	—	—	—		—

Total other expense	(12,670)	(16,575)	—	1,861		(27,384)

NET INCOME BEFORE INCOME TAXES	1,479	7,647	—	8,465		17,591
(PROVISION) BENEFIT FOR INCOME TAXES	(458)	(1,592)	—	(3,386)	(8)	(5,436)

Income from continuing operations	$1,021	$6,055	$—	$5,079		$12,155

Net Income per share of Common Stock:
Basic	$0.02					$0.16	(14)
Diluted	$0.02					$0.16	(14)

Weighted Average Basic Shares Outstanding	47,120,751					75,588,933	(14)
Weighted Average Diluted Shares Outstanding	48,081,281					77,629,641	(14)

Note 1—Basis of presentation

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

(1)	ERI-Isle Merger; and

(2)	Isle Property Dispositions.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI and Isle is presented in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma condensed combined balance sheet (the “Unaudited Pro Forma Balance Sheet”) as of March 31, 2017 was prepared using the historical unaudited consolidated balance sheets of ERI and Isle as of March 31, 2017 and January 22, 2017, respectively, and shows the combined financial position of ERI and Isle as if the ERI-Isle Merger and Isle Property Dispositions had occurred on March 31, 2017.

The unaudited pro forma condensed combined statements of operations (the “Unaudited Pro Forma Income Statements”) for the three months ended March 31, 2017 and the twelve months ended December 31, 2016, give effect to the ERI-Isle Merger and the Isle Property Dispositions as if they had occurred on January 1, 2016 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

ERI’s historical financial and operating data for the year ended December 31, 2016 and the three months ended March 31, 2017 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2016 and from its unaudited consolidated financial statements for the three months ended March 31, 2017. The historical financial and operating data for Isle for the twelve months ended January 22, 2017 is derived by adding the financial data from Isle’s unaudited condensed consolidated statements of operations for the nine months ended January 22, 2017 and Isle’s audited consolidated statement of operations for the year ended April 24, 2016, and subtracting Isle’s unaudited condensed consolidated statement of operations for the nine-month period ended January 24, 2016. The historical financial and operating data for Isle for the three months ended January 22, 2017 is derived from the financial data in its unaudited consolidated financial statements for the three months ended January 22, 2017.

Note that certain reclassifications have been made to the historical financial statements of ERI and Isle to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic No. 805, Business Combinations, with ERI treated as the accounting acquirer of the ERI-Isle Merger, and reflect the preliminary fair values of the assets acquired and liabilities assumed, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

Description of ERI-Isle Merger

On May 1, 2017, ERI completed the Isle Acquisition pursuant to the Merger Agreement. As a result, Isle became a wholly-owned subsidiary of ERI and, at the Effective Time, each outstanding share of Isle common stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI common stock (the “Stock Consideration”), at the election of the applicable Isle shareholder and subject to the proration and allocation procedures described in the Merger Agreement, such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.0 million, and 42% ERI common stock, or 28.5 million newly issued shares of ERI common stock. The transaction carried a purchase price of $1.98 billion.

Pursuant to the Merger Agreement, the outstanding equity awards of Isle were converted into comparable equity awards of ERI stock as follows:

Isle stock options. Each option or other right to acquire Isle common stock Time (each an “Isle Stock Option”) that was outstanding immediately prior to the Effective Time (whether vested or unvested), as of the Effective Time, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement), (ii) ceased to represent an option or right to acquire shares of Isle common stock, and (iii) was converted into an option or right to purchase that number of shares ERI common stock equal to the number of shares of Isle common stock subject to the Isle Stock Option multiplied by the Stock Consideration at an exercise price equal to the exercise price of the Isle Stock Option divided by the Stock Consideration, subject to the same restrictions and other terms as are set forth in the Isle equity incentive plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement).

Isle restricted stock awards. Each share of Isle common stock subject to vesting, repurchase or lapse restrictions (each an “Isle Restricted Share”) that was outstanding under any Isle equity plan or otherwise immediately prior to the Effective Time, as of the Effective Time, continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement) and was exchanged for shares of ERI common stock (in an amount equal to the Stock Consideration, with aggregated fractional shares rounded to the nearest whole share) and remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle performance stock units. Each performance stock unit (each, an “Isle PSU”) that was outstanding immediately prior to the Effective Time, as of the Effective Time, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement), (ii) was converted into a number of performance stock units in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share) at the target level of performance, and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle restricted stock units. Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Isle common stock granted under the applicable Isle stock plan or otherwise, including any such units held in participant accounts under any employee benefit or compensation plan or arrangement of Isle, other than an Isle PSU (each an “Isle RSU”) that was outstanding immediately prior to the Effective Time, as of the Effective Time, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan), (ii) was converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share), and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan).

Financing agreement

In connection with the Isle Acquisition, ERI completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300 million and (b) $375 million of senior unsecured notes. The proceeds of such borrowings were used (w) to pay the cash consideration in the Isle Merger, (x) refinance all of Isle’s then-outstanding credit facilities and senior and senior subordinated notes, (y) refinance ERI’s then-existing credit facility and (z) pay transaction fees and expenses related to the foregoing.

6% Senior Notes

On March 29, 2017, Eagle II Acquisition Company LLC (“Eagle II”), a wholly-owned subsidiary of the Company, issued $375.0 million aggregate principal amount of 6% Senior Notes due 2025 (the “6% Senior Notes”) pursuant to an indenture, dated as of March 29, 2017 (the “New Indenture”), between Eagle II and U.S. Bank, National Association, as Trustee. The 6% Senior Notes will mature on April 1, 2025, with interest payable semi-annually in arrears on April 1 and October 1, commencing October 1, 2017. The proceeds of the offering were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Eagle II’s obligations under the 6% Senior Notes and the New Indenture and certain of ERI’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of ERI’s obligations under the 6% Senior Notes.

New Credit Facility

On April 17, 2017, Eagle II entered a new Credit Agreement by and among Eagle II, as initial borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017 (the “New Credit Facility”), consisting of a $1.45 billion term loan facility (the “New Term Loan Facility”) and a $300.0 million revolving credit facility

(the “New Revolving Credit Facility”), which was undrawn at closing. The interest rate per annum applicable to loans under the New Revolving Credit Facility are, at the Company’s option, either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, which margin will be based on the Company’s total leverage ratio. The interest rate per annum applicable to the loans under the New Term Loan Facility will be, at the Company’s option, either (i) LIBOR plus 2.25%, or (ii) a base rate plus 1.25%; provided, however, that in no event will LIBOR be less than zero or the base rate be less than 1.00% over the term of the New Term Loan Facility or the New Revolving Credit Facility. Additionally, we will be subject to fees on the unused portion of the New Revolving Credit Facility. The proceeds of the New Term Loan Facility were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Eagle II’s obligations under the New Credit Facility and certain of ERI’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of ERI’s obligations under the New Credit Facility.

Note 2—Calculation of purchase consideration

The total purchase consideration for the purpose of this pro forma financial information is $1.98 billion. The purchase consideration in the ERI-Isle Merger was determined with reference to the fair value on the date ERI, Isle, Merger Sub A and Escrow Issuer entered into the Merger Agreement.

Purchase price calculation

Purchase consideration calculation (dollars in thousands, except shares and stock price)	Shares	Per share
Cash for outstanding Isle common stock(1)			$552,017
Shares of ERI’s common stock for outstanding Isle’s common stock(2)	28,468,182	$19.12	544,312
Cash paid by ERI to retire Isle’s long term debt			869,797
Shares of ERI’s common stock for Isle equity awards(3)			12,751

Purchase consideration			$1,978,877

For pro forma purposes, the fair value of consideration given and thus the purchase price was determined based upon the $19.12 per share closing price of ERI common stock on April 28, 2017.

(1)	The cash component of the consideration is computed based on 58% of outstanding shares of Isle’s common stock to be converted to $23.00 in cash per share. The Merger Agreement provides that 58% of the aggregate consideration that will be paid by ERI will be paid in cash. As a result, if the cash election is oversubscribed or undersubscribed, then certain adjustments will be made to the Merger Consideration to proportionately reduce the Cash Consideration or Stock Consideration amounts received by the Isle stockholders. See discussion of Stock Consideration component in note (2) below.

(2)	The Stock Consideration component of the consideration is computed based on 42% of outstanding shares of Isle’s common stock to be converted to 1.638 shares of ERI’s common stock per share. The Merger Agreement provides that 58% of the aggregate consideration that will be paid by ERI will be paid in cash, as described in note (1) above. The remaining 42% of the aggregate consideration will be paid in shares of ERI common stock. The total Stock Consideration and per share consideration above were based on ERI stock price on April 28, 2017 ($19.12 per share).

(3)	Consideration paid for replacement of Isle’s outstanding equity awards. As discussed in Note 1, Isle’s outstanding equity awards were replaced by ERI equity awards with similar terms. A portion of the fair value of ERI awards issued represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity awards.

Preliminary purchase price accounting

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Isle are recorded at the acquisition date fair values and added to those of ERI. The pro forma adjustments on the condensed combined balance sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of March 31, 2017 and have been prepared to illustrate the estimated effect of the ERI-Isle Merger. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Isle, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$268,722
Property and equipment	859,499
Goodwill	745,054
Intangible assets(i)	453,330
Other noncurrent assets	14,499

Total assets	2,341,104
Current liabilities	(118,222)
Deferred income taxes(ii)	(212,292)
Other noncurrent liabilities	(31,713)

Total liabilities	(362,227)

Net assets acquired	$1,978,877

(i)	Intangible assets consist of gaming licenses, trade names, and player relationships.
(ii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment and identified intangibles.

Note 3—Unaudited pro forma financial statements transaction adjustments

(1)	The following table illustrates the pro forma adjustments to cash and cash equivalents for the period ended March 31, 2017 (dollars in thousands)(i):

March 31, 2017
Cash proceeds of new debt(i)	$1,950,833
Cash consideration paid	(552,017)
Repayment of Isle debt	(869,797)
Refinance of ERI existing debt	(440,563)
ERI transaction costs	(87,442)
Isle transaction costs	(4,596)

Net cash outflow	$(3,582)

(i)	Reflects actual borrowings as of May 1, 2017 to consummate the Combined Transactions. Working capital needs, including statutory cage requirements, to operate the business is expected to be approximately $100.0 million. Note that the pro forma cash balance as of March 31, 2017, includes the net cash proceeds from the Isle Property Dispositions. Further note that subsequent to the sale of Marquette, Isle redeemed $50.0 million in long-term notes in April 2017.

(2)	Reflects the elimination of deferred financing costs of approximately $2.4 million associated with Isle’s long-term debt.

(3)	Represents the estimated adjustment to step up Isle’s property, plant and equipment (“PP&E”) to a fair value of approximately $859.5 million, an increase of approximately $49.4 million from the carrying value. The fair value estimate is preliminary and subject to change. In addition, there was a $3.8 million fair value adjustment to Other long-term liabilities associated with certain leased property accounted for in accordance with ASC Topic No. 840, Leases.

The fair value of land was determined using the market approach, which arrives at an indication of value by comparing the site being valued to sites that have been recently acquired in arm’s-length transactions. The market data is then adjusted for any significant differences, to the extent known, between the identified comparable sites and the site being valued. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. With respect to personal property components of the assets, personal property assets with an active and identifiable secondary market such as riverboats, gaming equipment, computer equipment and vehicles were valued using the market approach. Other personal property assets such as furniture, fixtures, computer software, and restaurant equipment were valued using the cost approach which is based on replacement or reproduction costs of the asset.

The cost approach is an estimation of fair value developed by computing the current cost of replacing a property and subtracting any depreciation resulting from one or more of the following factors: physical deterioration, functional obsolescence, and/or economic obsolescence. The income approach incorporates all tangible and intangible property and served as a ceiling for the fair values of the acquired assets of the ongoing business enterprise, while still taking into account the premise of highest and best use. In the instance where the business enterprise value developed via the income approach was exceeded by the initial fair values of the underlying assets, an adjustment to reflect economic obsolescence was made to the tangible assets on a pro rata basis to reflect the contributory value of each individual asset to the enterprise as a whole.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to Isle’s property and equipment by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in thousands):

	Three months ended March 31, 2017	Year ended December 31, 2016
To eliminate historical depreciation related to PP&E	$(17,071)	$(68,412)
To record new depreciation expense related to the fair value adjustments to PP&E	12,172	48,688

Total adjustments to depreciation of PP&E	$(4,899)	$(19,724)

(4)	Represents the estimated adjustment to step up Isle’s intangible assets, the elimination of historical Isle goodwill and the recognition of the preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the ERI-Isle Merger.

The fair value of Isle’s intangibles assets is approximately $453.3 million, an increase of approximately $421.7 million from the carrying value. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial statements consist of the following (dollars in thousands):

	Fair value	Useful life
Trade Names	$92,900	Indefinite
Gaming Licenses	347,750	Indefinite
Player Relationships	12,680	3 years

Total Value of Intangible Assets	$453,330

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology based on the respective states’ legislation. The excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the business to the gaming license intangible assets less charges for the use of other identifiable assets of Isle including working capital, fixed assets and other intangible assets. This methodology was considered appropriate as the gaming licenses are the primary asset of Isle and the licenses are linked to each respective facility. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenue, gaming operating expenses, general and administrative expenses, and tax expense. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and record the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC Topic No. 350, Intangibles – Goodwill and Other. The standard required ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Isle currently has licenses in Pennsylvania, Iowa, Missouri, Mississippi, Florida and Colorado. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in thousands):

	Three months ended March 31, 2017	Year ended December 31, 2016
To eliminate historical amortization related to intangible assets	$(209)	$(838)
To record new amortization expense related to the fair value adjustments to intangible assets	1,057	4,227

Total adjustments to amortization of intangible assets	$848	$3,389

The following table illustrates the pro forma adjustments to goodwill (dollars in thousands):

March 31, 2017
To eliminate the historical goodwill of Isle (excluding the Isle Property Dispositions)	$(79,776)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the ERI-Isle Merger	745,054

Total adjustments to goodwill	$665,278

(5)	Reflects the elimination of Isle’s deferred rent liabilities of $4.1 million ($0.6 million in current liabilities—Accrued other liabilities and $3.5 million in non-current liabilities—Other long-term liabilities) as a purchase accounting adjustment.

(6)	Represents the change in stock-based compensation expense due to the equity award modification and resulting remeasurement of the fair value of stock based compensation as a result of the ERI-Isle Merger. Under the terms of the Merger Agreement, Isle Stock Options, Isle Restricted Shares, Isle PSUs, and Isle RSUs will be replaced and converted into equity awards in respect of shares of ERI’s common stock. As discussed in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, a portion of the fair value of ERI awards issued represent compensation expense. As a result of accelerated vesting, pro forma compensation expense decreased by approximately $0.2 million and $3.8 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively.

(7)	Reflects adjustments to current and long-term debt for borrowings to fund the ERI-Isle Merger net of aggregate reductions in long-term debt (including unamortized original issuance discounts and unamortized deferred financing cost). The adjustments to current and long-term debt are summarized as follows (dollars in thousands):

New borrowings(i)	$1,950,833
Deferred financing cost	(45,267)
Funds released from escrow	(376,750)
Repayments of existing current and long-term debt (net of unamortized deferred financing cost)	(1,321,495)

Net increase in borrowings	207,321
Less: Increase to current portion of long-term debt (net of decrease in accrued interest)	(10,165)

Increase to long-term debt	$197,156

(i)	Reflects actual borrowings as of May 1, 2017 to consummate the Combined Transactions.

The following table illustrates the pro forma adjustments to interest expense for the three months ended March 31, 2017 and the year ended December 31, 2016 (dollars in thousands):

	Three months ended March 31, 2017	Year ended December 31, 2016
Interest expense on debt commitment financing	$(20,396)	$(81,670)
Reversal of Isle’s historical net interest expense and amortization of deferred financing cost	16,575	66,479
Reversal of ERI’s interest expense	5,682	23,629

Total adjustments to interest expense, net	$1,861	$8,438

(8)	Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation, primarily resulting from the acquisition date value of PP&E and intangibles. Deferred taxes were established based on a statutory tax rate of 40%, based on jurisdictions where income has historically been generated. This estimate of deferred tax is preliminary and is subject to change based on ERI’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(9)	ERI and Isle incurred approximately $103.6 million and $4.6 million, respectively, for a total of $108.2 million in transaction related costs. Of the $103.6 million ERI costs, $16.1 million was recorded on the balance sheet as of March 31, 2017. Approximately $42.2 million consists primarily of legal, financial advisor, gaming license transfer fees, accounting and consulting costs, and was shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly related to the ERI-Isle Merger. Approximately $45.3 million was related to financing and was capitalized and netted against the debt balance as described in Note (7) above.

The following table illustrates the pro forma adjustments to ERI historical retained earnings (dollars in thousands):

To record ERI transaction costs	$(42,175)
To write off historical ERI deferred financing costs	(314)

Total adjustments to ERI historical retained earnings	$(42,489)

The following table illustrates the pro forma adjustments to Isle’s historical retained earnings (dollars in thousands):

To record Isle transaction costs	$(4,596)
To eliminate Isle retained earnings after adjustments	79,624

Total adjustments to Isle historical retained earnings	$75,028

(10)	Reflects the elimination of Isle’s historical common stock, paid-in capital, and treasury stock.

(11)	Reflects the Stock Consideration component of the consideration and the consideration paid for replacement of Isle’s outstanding equity awards, as described in Note 2 above.

(12)	Reflects the elimination of transaction costs incurred by ERI and Isle for the ERI-Isle Merger during the three months ended March 31, 2017 and the year ended December 31, 2016 (dollars in thousands).

	Three months ended March 31, 2017	Year ended December 31, 2016
To eliminate ERI’s incurred transaction costs related to the ERI-Isle Merger	$1,614	$9,184
To eliminate Isle’s incurred transaction costs related to the ERI-Isle Merger	733	4,146

Total adjustments to Acquisition charges	$2,347	$13,330

(13)	The adjustments reflect the pro forma impact of the Isle Property Dispositions, including the elimination of assets held for sale of $139.3 million, liabilities related to assets held for sale of $6.7 million, $22.0 million related to the deposit received, and the net proceeds of $171.1 million, inclusive of fees and net of capital expenditure requirement of $2.0 million, working capital adjustment of $1.7 million, and transaction costs of $3.2 million.

The estimated gain from the sale of Isle of Capri Casino Hotel Lake Charles is approximately $37.0 million and the gain from the sale of Lady Luck Casino Marquette is approximately $1.5 million, reflected as an adjustment to retained earnings. The estimated gain has not been reflected in the pro forma condensed combined statement of operations as it is considered to be nonrecurring in nature. The sale of Isle of Capri Casino Hotel Lake Charles is expected to close in 2017 and the sale of Lady Luck Casino Marquette closed on March 13, 2017.

(14)	Represents the income per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of ERI common stock and ERI replacement awards in the Combined Transactions, as described in Note 1, assuming the shares were outstanding for the three months ended March 31, 2017 and the year ended December 31, 2016.

Pro forma basic weighted average shares (shares in thousands)	Three months ended March 31, 2017	Year ended December 31, 2016
Historical ERI weighted average shares outstanding	47,121	47,033
Issuance of shares to Isle common stock shareholders	28,468	28,468

Pro forma weighted average shares (basic)	75,589	75,501

Pro forma diluted weighted average shares (shares in thousands)	Three months ended March 31, 2017	Year ended December 31, 2016
Historical ERI weighted average shares outstanding	48,081	47,702
Issuance of shares to Isle common stock shareholders	28,468	28,468
Issuance of ERI replacement award to Isle equity award holders	1,081	743

Pro forma weighted average shares (diluted)	77,630	76,913

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of Isle to provide comparability and consistency for the anticipated post-combined company presentation.

Reclassifications were made between certain current assets, between certain current liabilities, and between certain non-current liabilities to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the two companies. These included presenting pari-mutuel commissions revenues, food and beverage revenues, and other revenue as separate line items. Additionally, slot free-play was reclassified from promotional allowances to casino revenue.

Reclassifications were also made between expense line items, such as casino, gaming taxes and other costs, as well as marketing and promotions and general and administrative. Marine and facilities expenses were reclassified to general and administrative and other expenses, and gaming taxes were reclassified to casino expenses. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications.

The reclassifications reflect the anticipated presentation of the post- combination company’s financial statements and are subject to change.

Note 5—Financing agreements

In connection with the Isle Acquisition, ERI completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300 million and (b) $375 million of senior unsecured notes. The proceeds of such borrowings were used (w) to pay the cash consideration in the Isle Merger, (x) refinance all of Isle’s then-outstanding credit facilities and senior and senior subordinated notes, (y) refinance the ERI’s then-existing credit facility and (z) pay transaction fees and expenses related to the foregoing.

6% Senior Notes

On March 29, 2017, Eagle II Acquisition Company LLC (“Eagle II”), a wholly-owned subsidiary of the Company, issued $375.0 million aggregate principal amount of 6% Senior Notes due 2025 (the “6% Senior Notes”) pursuant to an indenture, dated as of March 29, 2017 (the “New Indenture”), between Eagle II and U.S. Bank, National Association, as Trustee. The 6% Senior Notes will mature on April 1, 2025, with interest payable semi-annually in arrears on April 1 and October 1, commencing October 1, 2017. The proceeds of the offering were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Eagle II’s obligations under the 6% Senior Notes and the New Indenture and certain of ERI’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of ERI’s obligations under the 6% Senior Notes.

New Credit Facility

On April 17, 2017, Eagle II entered a new Credit Agreement by and among Eagle II, as initial borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017 (the “New Credit Facility”), consisting of a $1.45 billion term loan facility (the “New Term Loan Facility”) and a $300.0 million revolving credit facility (the “New Revolving Credit Facility”), which was undrawn at closing. The interest rate per annum applicable to loans under the New Revolving Credit Facility are, at the Company’s option, either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, which margin will be based on the Company’s total leverage ratio. The interest rate per annum applicable to the loans under the New Term Loan Facility will be, at the Company’s option, either (i) LIBOR plus 2.25%, or (ii) a base rate plus 1.25%; provided, however, that in no event will LIBOR be less than zero or the base rate be less than 1.00% over the term of the New Term Loan Facility or the New Revolving Credit Facility. Additionally, we will be subject to fees on the unused portion of the New Revolving Credit Facility. The proceeds of the New Term Loan Facility were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Eagle II’s obligations under the New Credit Facility and certain of ERI’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of ERI’s obligations under the New Credit Facility.

In accordance with ASC Topic 470-50, “Debt Modifications and Extinguishments” (“ASC 470-50”), a portion of the debt financing transaction has been presented as a modification under ASC 470-50 in the accompanying unaudited pro forma financial statements. The Company is continuing to evaluate the appropriate presentation and accounting for debt modification applicable to the debt financing.

A sensitivity analysis on interest expense for the three months ended March 31, 2017 and the year ended December 31, 2016 has been performed to assess the effect of a change of 12.5 basis points of the LIBOR interest rate would have on the debt financing.

The following table shows the change in interest expense for the debt financing (dollars in thousands):

Interest expense assuming	Three months ended March 31, 2017	Year ended December 31, 2016
Increase of 0.125%	$20,995	$84,073
Decrease of 0.125%	19,797	79,267